Exhibit 99.1

For release: October 6, 2004, 8:30 am EDT	Contact: Mark Rittenbaum

Greenbrier elects Benjamin R. Whiteley as Chairman; Board authorizes negotiations to renew William A. Furman’s contract as CEO

     Lake Oswego, Oregon, October 6, 2004 — The Greenbrier Companies [NYSE:GBX] today announced the election of Benjamin R. Whiteley as chairman of its Board of Directors. Mr. Whiteley, who is an independent director, succeeds Alan James, whose 10-year employment agreement as Chairman expired August 31, 2004. Mr. James continues to serve as a director of the Company, but is no longer an employee.

     The Board also authorized its Compensation Committee to negotiate an agreement, subject to full Board due diligence and approval, to renew William A. Furman’s contract as president and chief executive officer, positions he has held for more than 10 years. In connection with this authorization, the Board reaffirmed its support for Mr. Furman and the management team. During Mr. Furman’s tenure with Greenbrier and its predecessors, the Company has grown from a very small railcar leasing company to a publicly held company with revenues which will approximate $700 million for its fiscal year ended August 31, 2004, and a market capitalization in excess of $350 million.

     Recently elected independent Board member Donald A. Washburn was elected by the Board to both the Compensation Committee and Nominating and Corporate Governance Committee.

     Greenbrier’s Board of Directors issued the following statement, “The Board believes that having an independent chairman reflects corporate governance that is most desirable in corporate America. Mr. Whiteley has substantial public company experience as a CEO, director and chairman. The Board considered carefully the qualifications and contributions of all directors before electing Mr. Whiteley as chairman. This Company, its management and directors are committed to good corporate governance and enhancing shareholder value.”

     A board member since Greenbrier went public in July 1994, Mr. Whiteley also serves as chairman of Greenbrier’s Audit Committee and a member of both the Compensation Committee and Nominating and Corporate Governance Committee. He retired from Standard Insurance Company, now StanCorp Financial Group as chief executive officer in 1994 and as chairman in 1998. StanCorp Financial Group, is a publicly held life insurance company, with a current market capitalization in excess of $2 billion. Mr. Whiteley previously held board positions at publicly held U.S. Bancorp, Willamette Industries, and Northwest Natural Gas and currently chairs the board of the non-profit Oregon Community Foundation.

     The Greenbrier Companies (www.gbrx.com), headquartered in Lake Oswego, OR, is a leading supplier of transportation equipment and services to the railroad industry. In addition to building new railroad freight cars in the U.S., Canada, and Mexico and to repairing and refurbishing freight cars and wheels at 13 locations across North America, Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 11,000 railcars, and performs management services for approximately 122,000 railcars.

     “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements. Greenbrier uses words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, actual future costs and the availability of materials and a trained workforce; steel price increases and scrap surcharges; changes in product mix and the mix between manufacturing and leasing & services segment; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment; all as may be discussed in more detail under the heading “Forward Looking Statements” on pages 3 through 4 of Part I of our Annual Report on Form 10-K for the fiscal year ended August 31, 2003. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.